Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-168700 on Form S-3 and Registration Statement No. 333-195163 on Form S-8 of our report dated March 2, 2015, relating to the consolidated financial statements of Baltic Trading Limited (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 2, 2015